Exhibit 10.2

AERKOMM INC.

CONVERTIBLE BOND

December 7, 2022

FOR VALUE RECEIVED Aerkomm Inc., a Nevada corporation (the “Company”), with an office at 44043 Fremont Blvd., Freemont, CA 94538, hereby promises to pay to World Praise Limited, a Samoa registered company (the “Holder”), with an address at Vistra Corporation Services Center, Ground Floor NFP Building, Beach Road, Apia, Samoa, the principal sum of Twenty-One Million One Hundred Seventy-Three Thousand Two Hundred U.S. Dollars (US $23,173,200) (the “Base Amount”), such Base Amount to be comprised of the Conversion Amount plus the Initial Additional Loan Amount, plus the aggregate unpaid principal amount of all additional advances that may be made to the Company after the date hereof over and above the Base Amount up to a maximum aggregate principal amount, including the Base Amount, of Thirty Million U.S. Dollars ($30,000,000), to the Holder (together, “Advances”) outstanding on the second anniversary of the date of this convertible bond (the “Maturity Date”) when all amounts due hereunder shall be due and payable in lawful money of the United States of America and in immediately available funds.

In no event shall the amount payable by the Company as interest or other charges on this convertible bond (this “Bond”) exceed the highest lawful rate permissible under any law applicable hereto.

This Bond is being issued under, and in accordance with the terms of, that certain Investment Conversion and Bond Purchase Agreement by and between the Company and the Holder dated of even date herewith (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

If any payment under this Bond shall be specified to be made on a day which is not a business day, it shall be made on the next succeeding day which is a business day. For purposes of this Bond, a “business day” shall mean any day other than Saturday, Sunday or other day in which banks are authorized to close in the State of New York.

The Company and the Holder shall each endorse on Schedule1 annexed to this Bond all Advances hereafter made to the Company and all payments of the principal amounts in respect of such Advances or in respect of the Base Amount, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Advances and as to the outstanding principal amount of the Base Amount; provided, however, that the failure to make such notation with respect to any Advances or payment shall not limit or otherwise affect the obligations of the Company under this Bond. The Holder shall promptly deliver a copy of Schedule 1 to the Company for its approval and signature each time that Schedule 1 is modified.

1. Payment of Base Amount and Advances under the Bond. The outstanding portion of the Base Amount plus the outstanding portion of all Advances shall be payable in one lump sum due on the Maturity Date. Payments of principal are to be made to the Holder at the Holder’s address designated above or at such other place as the Holder shall have notified the Company in writing.

2. Payment of Interest on this Bond. Interest shall accrue on the unpaid portion of the Base Amount and the unpaid portion of all Advances outstanding from time to time at a fixed rate of interest equal to four percent (4%) per annum and shall be payable in one lump sum due on the Maturity Date. Payments of interest hereunder are to be made to the Holder at the Holder’s office address designated above or at such other place as the Holder shall have notified the Company in writing.

3. Prepayment.

(a) The outstanding portion of the Base Amount and the interest thereon and the outstanding portion of any Advances hereunder and the interest thereon may be prepaid in whole or in part at any time without penalty or premium of any kind; provided, however, that the Company shall give the Holder at least five (5) days advance written notice of the Company’s intention to make a repayment and provide the Holder with the opportunity to convert this Bond in accordance with Section 5 below prior to such prepayment if the Bond is, at such time, convertible. The amount of each prepayment of such principal shall be applied in the order that such principal becomes due hereunder.

(b) In the event of a Change of Control (as defined below), the Company shall, contemporaneously with the closing of such Change of Control, prepay the entire outstanding portion of the Base Amount and any Advances hereunder and accrued and unpaid interest thereon; provided, however, that the Company shall give the Holder at least ten (10) days’ advance written notice of the Change of Control and provide the Holder with the opportunity to convert this Bond in accordance with Section 5 below prior to the Change of Control. For purposes of this Bond, “Change of Control” means (i) a liquidation, dissolution or winding up of the Company, (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the capital stock or other voting securities of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for capital stock (or other voting securities) that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license (unless granted in the ordinary course of business) or other disposition of all or substantially all of the assets of the Company, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Change of Control if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction, change the corporate form of the Company from a corporation to a limited liability company or other form, or engage in a bona fide equity financing transaction.

4. Events of Default. The existence of any of the following conditions shall constitute an event of default hereunder (an “Event of Default”):

(a) The failure by the Company to pay when due any portion of the Base Amount or any Advance, or the failure by the Company to pay when due any interest under this Bond; or

(b) If the Company:

(i) shall commence any case or proceeding under any bankruptcy, insolvency or other similar law or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or

(ii) shall admit the material allegations of any petition or pleading in connection with any such case or proceeding; or

(iii) makes an application for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Company or for all or a substantial part of the Company’s property; or

(iv) makes a general assignment for the benefit of the Company’s creditors; or

(v) is unable or admits in writing its inability to generally pay the Company’s debts as they mature; or

(c) The (i) commencement of any case or proceeding against the Company under any bankruptcy, insolvency, or other similar law or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, winding-up, composition or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing, (ii) appointment of a receiver, trustee or similar officer for the Company or for all or a substantial part of the Company’s property, or (iii) issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Company, and such case, proceeding, receiver, trustee, officer, warrant, execution or process shall not be dismissed, bonded or discharged, as applicable, within sixty (60) days of the commencement, appointment or issuance thereof.

5. Conversion. The Holder may, at any time while this Bond is outstanding, elect to convert the outstanding portion of the Base Amount, plus all outstanding Advances, plus accrued, but unpaid interest thereon, into the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price that is equal to $6 per share, subject to equitable adjustments for stock splits, stock combinations, recapitalizations or similar transactions (the “Conversion Price”). The number of shares of Common Stock issuable upon conversion is equal to the quotient of the amount to be converted divided by the Conversion Price. The Holder may make such election by notifying the Company of the same in writing. The date of such notice shall be the conversion date. On the conversion date, the outstanding principal amount of and all accrued but unpaid interest on this Bond through the date of conversion shall be converted without any further action by the Holder and whether or not the Bond is surrendered to the Company. The Company shall be obligated to issue and deliver to the Holder certificates representing the securities issuable upon conversion unless the securities are generally in uncertificated form. Unless otherwise agreed to by the Company, no fractional securities shall be issued upon conversion of this Bond. In lieu of such fractional securities, the Company shall round up any fractional share into one additional share.

6. Rights and Remedies. In the event that one or more Events of Default shall have occurred and be continuing, the Holder may at the Holder’s option by written notice to the Company declare the Base Amount and all Advances hereunder and the accrued and unpaid interest on this Bond to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, demand, protest or further notice, all of which are hereby waived by the Company. No course of dealing or delay on the part of the Holder in exercising any right under this Bond shall operate as a waiver thereof or otherwise prejudice the right of the Holder. Subject as aforesaid, no remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute, other agreement or instrument, or otherwise.

7. Lost Documents. Upon receipt by the Company of (i) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Bond, (ii) in the case of loss, theft or destruction, indemnification satisfactory to the Company, and (iii) in the case of mutilation, surrender and cancellation of this Bond, the Company will cancel this Bond on its books and make and deliver in its place a new Bond in the then unpaid principal amount of this Bond, of like tenor to this Bond, dated and bearing interest from the date next following the date through which interest has been paid on the unpaid principal amount of this Bond.

8. Costs and Expenses. Upon the occurrence of any Event of Default, the Company shall pay all fees, costs and expenses incurred by the Holder (including, without limitation, court costs and attorneys’ fees) in preserving, protecting, maintaining or enforcing the Holder’s rights and remedies hereunder, including, without limitation, all costs and expenses of collection.

9. Assignment. This Bond may not be sold, offered for sale, pledged, hypothecated or otherwise encumbered, transferred or disposed of by the Holder without the prior written consent of the Company. The Company shall not assign any or all of its obligations hereunder without the prior written consent of the Holder.

10. Cancellation. After the principal balance of this Bond and all accrued interest thereon has been satisfied, the Holder shall surrender this Bond to the Company for cancellation.

11. Miscellaneous.

(a)   Parties in Interest. All covenants, agreements and undertakings in this Bond by and on behalf of the Company and the Holder hereof shall, subject to the provisions of Section 9 hereof, bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns, whether so expressed or not.

(b) Notices. All notices, requests, communications, consents and demands shall be made in writing and shall be (i) sent by registered or certified mail, first class, postage prepaid, return receipt requested or (ii) delivered by hand, electronic mail, facsimile transmission or messenger to the Company or to the Holder hereof, as the case may be, at their respective addresses set forth at the beginning of this Bond, or at such other respective addresses as may be furnished in writing to each other. All such notices, requests, communications, consents and demands shall be deemed given if mailed, three business days after mailing, and if personally delivered, the day so delivered.

(c) Governing Law. This Bond shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

(d) Submission To Jurisdiction. Each of the Company and the Holder hereby irrevocably and unconditionally submits in any legal action or proceeding relating to this Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of any state or federal court sitting in the county nearest to where the Company’s executive office is then based; consents that any such action or proceeding may be brought in such courts, and waives any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, at the address set forth in the preamble hereof; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(e) WAIVERS OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed and delivered on the date set forth at the beginning of this Bond by duly authorized representatives of the Company and the Holder.

THE COMPANY

AERKOMM INC.

By:	/s/ Louis Giordimaina
	Name:	Louis Giordimaina
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED

THE HOLDER:

WORLD PRAISE LIMITED

By:	/s/ Leroy Lau
	Name:	Leroy Yau
	Title:	Director

SCHEDULE 1 TO CONVERTIBLE BOND

DATE	AMOUNT OF ADVANCE (+) OR PRE-PAYMENT (-)	UNPAID PRINCIPAL BALANCE OF BOND	INVOICE NUMBER, IF APPLICABLE	COMPANY SIGNATURE	HOLDER SIGNATURE